SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934




          Date of Report (Date of Earliest Event Reported) May 31, 2002
--------------------------------------------------------------------------------


                        New World Restaurant Group, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




Delaware                           0-27148                            13-3690261
--------------------------------------------------------------------------------
(State or Other                 (Commission                     (I.R.S. Employer
Jurisdiction of                 File Number)                      Identification
Incorporation)                                                              No.)





                             246 Industrial Way West
                          Eatontown, New Jersey 07724
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                                 (732) 544-0155
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


--------------------------------------------------------------------------------
         (Former Name or Former Address, If Changed Since Last Report.)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

                  Reference is made to the New World Restaurant Group, Inc. press release attached hereto as Exhibit 99.1, and incorporated by reference herein (including, without limitation, the information set forth in the cautionary statement contained in the press release), relating to the Company's announcement of its audited results for the fiscal year ended January 1, 2002.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)  EXHIBITS.

Exhibit           Description
-------           -----------

99.1              Press Release issued May 31, 2002

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            NEW WORLD RESTAURANT GROUP, INC.





                                            BY:  /s/ Anthony Wedo
                                                ------------------------------
                                                Name:  Anthony Wedo
                                                Title: Chief Executive Officer



Date:  May 31, 2002

                                                                    Exhibit 99.1

                    NEW WORLD REPORTS RESULTS FOR FISCAL 2001

O 4TH QUARTER EBITDA FOR COMBINED COMPANY SURPASSED GUIDANCE, REACHING $10.7 MILLION ON $99.9 MILLION IN REVENUES
O FULL-YEAR PRO-FORMA EBITDA OF $31.7 MILLION ON $405.6 MILLION IN REVENUES; COMPANY-OWNED EINSTEIN/NOAH COMPARABLE STORE SALES UP 2.5%
O COMPANY DISCLOSES UNAUTHORIZED BONUS PAYMENTS TO CERTAIN FORMER EXECUTIVES AND OTHER ACCOUNTING ADJUSTMENTS
O COMPANY FILED AMENDED FORM 10-QS FOR QUARTERS 1, 2 AND 3 OF 2001, AND FORM 10-K FOR 2001

         EATONTOWN, NJ (5/31/02)--New World Restaurant Group (Pink Sheets: NWCI) today announced audited results for the fiscal year ended January 1, 2002. Results for fiscal 2001 include the operations of company-owned and licensed Einstein Bros. and Noah's NY Bagels stores and related production and support facilities from June 19, 2001, the date of New World's acquisition of the assets of Einstein/Noah Bagel Corp. and its majority owned subsidiary, Einstein/Noah Bagel Partners, L.P. The company also reported selected unaudited pro forma results for the year, which assume that the combination of New World and Einstein occurred from the beginning of fiscal 2000.

         On a reported basis, total revenues for the fiscal year ended January 1, 2002 rose to $236.0 million from $45.7 million in fiscal 2000, with the increase driven by the June 2001 acquisition of Einstein. The growth in retail sales was partially offset by decreases in manufacturing and franchise related revenues. Manufacturing revenues were primarily impacted by the company's decision to outsource its low-margin distribution business (which had been included in manufacturing revenues in fiscal 2000), while franchise-related revenues were affected by a lower average franchise store base in fiscal 2001, due, in part, to management's decision to terminate certain franchisees whose operations did not comply with the company's policies.

         EBITDA (earnings before interest, taxes, depreciation and amortization, integration and reorganization costs, non-cash charge in connection with realization of assets, gain/loss on the sale of investments, and minority interest) for the year increased 151.3% to $20.1 million, or 8.5% of revenues, from $8.0 million, or 17.5% of revenues in 2000. The decline in EBITDA as a percent of revenues reflects the shift in the company's business to one in which 87.3% of 2001 revenues were derived from retail sales, compared with 26.2% in 2000. EBITDA for the fourth quarter of 2001 reached $10.7 million, or 10.7% of revenues of $99.9 million.

         The company reported a $36.3 million net loss for 2001, compared to net income of $6.0 million in 2000. The loss for the most recent year reflected $14.6 million in non-cash charges. Items recorded in fiscal 2001 included $5.8 million in non-cash charges for impairment in the value of investments, reflecting management's estimate of the proceeds the company will receive from the bankruptcy estate of Einstein Noah Bagel Corp. from its investment in certain Einstein debentures; a $2.8 million non-cash charge in connection with the realization of assets, resulting from management's evaluation of long lived assets in accordance with SFAS 121; a $4.4 million provision for costs associated with the reorganization and integration of existing facilities and operations with those acquired in the Einstein transaction; and $1.6 million for allocation of earnings to the minority interest. No such items were recorded in 2000.

         Earnings for the year were also adversely affected by an increase in net interest expense to $28.5 million in 2001 from $2.0 million in 2000, due primarily to interest and related costs incurred on debt associated with the Einstein acquisition. Interest expense for fiscal 2001 was comprised of approximately $12.7 million of interest paid or payable in cash, as well as approximately $15.8 million in non-cash interest resulting from the amortization of debt discount, debt issuance costs and the amortization of warrants issued in connection with debt financings.

         Additionally, New World had a $167,000 income tax provision in 2001, compared with a $3.1 million income tax benefit the prior year resulting from the recognition of deferred tax assets.

         After deducting $18.5 million for dividends and accretion on preferred stock, both of which are non-cash accounting adjustments, the company reported a net loss attributable to common stockholders of $54.8 million, or $3.24 per common share, in 2001. This compared to income of $3.9 million, or $0.32 per common share in 2000, which reflected $2.1 million in dividends and accretion on preferred stock.

                                PRO FORMA RESULTS

         New World also reported pro forma comparative results for the year. The pro forma results have been prepared in order to assist in the evaluation of changes and trends in the company's business, are for comparative purposes only, do not purport to be indicative of what operating results would have been had the Einstein acquisition actually taken place at the end of 1999, and may not be indicative of future operating results. Moreover, the pro forma results are not directly comparable because Einstein operated on a 16/12/12/12-week fiscal quarter basis prior to the acquisition, compared to New World, which operates on a 13-week calendar quarter basis.

         For fiscal 2001, pro forma revenues decreased 3.7% to $405.6 million from $421.4 million in fiscal 2000. The decline is predominantly attributable to a decrease in the pro forma store base (to a combined 770 at the end of 2001 from 814 the prior year) as well as the fiscal calendar differences. The fiscal 2000 calendar included nine additional operating days for Einstein and five additional days from New World. In the core Einstein segment, revenues increased approximately 2.5% when measured on an equal-week basis, with comparable store sales for company-owned locations also increasing 2.5%.

         Full-year pro forma EBITDA decreased 11.2% to $31.7 million, or 7.8% of revenues, from $35.7 million, or 8.5% of revenues, in fiscal 2000. The company attributed the decline to the impact of the nine additional days in fiscal 2000, as well as increased general and administrative expenses during 2001 primarily as a result of the unauthorized bonus payments at New World, executive bonuses at Einstein and other expenses associated with the Einstein restructuring. The latter items (all recorded during the first three quarters of the year) included approximately $2.8 million in Einstein restructuring charges and retention bonuses; $1.4 million in one-time legal fees related to franchisee settlements; $1.3 million in one-time bonuses associated with former officers; $1.2 million in unauthorized compensation; and $0.8 million in lease settlements for store closures. Excluding those items, pro forma EBITDA for 2001 would have been $39.2 million, or 9.7% of revenues.

         "As expected, our bottom line results for the 2001 year reflect a substantial loss and were unacceptable. However, we were pleased to report that fourth quarter EBITDA exceeded our guidance of $10.5 million," said Anthony Wedo, New World Chairman and Chief Executive Officer. "The improvement in EBITDA reflects strong operations as well as some of the initial savings from the consolidation of the New World and Einstein businesses. During fiscal 2002, we expect to realize the full benefit of programs being implemented to attain savings through the integration of production, distribution, purchasing, and general administrative functions. At the same time, we are working to build sales through the expansion of our lunch day-part as well as by new location growth primarily through franchising and licensing.

         "We will continue to build on our operating success as we rationalize our capital structure," he continued. "Now that our 2001 10-K is filed, we are focused on immediately evaluating the company's refinancing alternatives. These efforts will include refinancing the company's increasing rate notes."

         Mr. Wedo, who joined New World as CEO in August 2001, assumed responsibility for the company's finance and accounting functions on April 2, 2002, when he was appointed to the additional post of Chairman by the Board of Directors following the resignation of Chairman and founder Ramin Kamfar. On that same date, Chief Financial Officer Jerold Novack was dismissed by the Board with cause. Under the company's former structure, the CFO reported directly to the Chairman. Mr. Wedo added that the company is in the process of finalizing agreements with a new CFO and several other key members of its senior executive team.

                            OPERATING RESULTS REVISED

         The company also disclosed that it has revised operating results for the first three quarters of fiscal 2001 and, accordingly, has filed amended Form 10-Qs for the applicable quarters. The revisions reflect adjustments for unauthorized bonus payments to certain former executive officers and former employees, as well as the reclassification of certain operating and financing related expenses previously recorded as part of the Einstein acquisition costs and restructuring charges. The aggregate net effect of these adjustments was a $4.7 million reduction in EBITDA for the first nine months of 2001 to a restated total of $9.4 million from the $14.1 million originally reported. The unauthorized bonus payments totaling $3.5 million were made in connection with the Einstein acquisition. Approximately $1.0 million of those payments were made in the third quarter of fiscal 2001 and the balance in the first quarter of fiscal 2002, ended April 2. All of these payments were originally recorded in the company's financial statements in the second and third quarters of fiscal 2001 as part of the acquisition costs associated with the Einstein transaction and as a restructuring charge. Results for those quarters have since been revised to reverse that treatment. The aggregate of those payments (including $1.0 million in the third quarter of fiscal 2001 and $2.5 million in the first quarter of 2002) has been or will be recorded as general and administrative expense in the respective quarters. An aggregate of $2.5 million of those payments was offset against payments to be made in connection with the separation of certain officers and employees from the company. The remaining portion of the unauthorized bonus payments that has not been repaid or offset, plus certain other unauthorized payments that have not been recovered in the amount of $0.2 million (an aggregate of $1.2 million), has been recorded as a receivable from the former officer. Based on management's evaluation of the collectability of this amount, the company has recorded an allowance for uncollectable receivable with a corresponding charge to bad debt expense in the quarters in which the payments occurred.

         In addition to the unauthorized bonuses, an aggregate of approximately $3.4 million, primarily relating to previously discussed operating expenses, was originally recorded during the second and third quarters of 2001 as acquisition costs and restructuring charges. The company has revised its results for the first, second and third quarters of 2001 to appropriately record these items in the respective quarters in which they were incurred.

         "We are highly confident in the integrity of our fiscal 2001 financial statements and in the process that was undertaken to present these results," said Mr. Wedo. "We sincerely regret the delays in filing our 10-K for fiscal 2001, and appreciate our stakeholders' patience in waiting for this document to be filed. By definition, an audit is a comprehensive process. Though the delays encountered were of great concern to me, I believe that this painstaking process--including close scrutiny of accounting for the Einstein acquisition, restructuring charges and related party transactions-- fulfilled our objectives."

         New World is a leading company in the quick casual sandwich industry. The company operates stores primarily under the Einstein Bros and Noah's New York Bagels brands and primarily franchises stores under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of May 14, 2002, the company's retail system consisted of 468 company-owned stores and 293 franchised and licensed stores in 34 states. The company also operates three dough production facilities and one coffee roasting plant.

                                      *****

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "intend," "expect," "should," "would," "believe" and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the company's SEC filings.

                                      #####
CONTACT:
Media/investors:   Bill   Parness,   Parness  &  Associates,   (732)   290-0121;
parnespr@optonline.net

                NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED JANUARY 1, 2002, DECEMBER 31, 2000
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)



                                                                   Fiscal Years Ended
                                                                   -------------------

                                                               January 1,    December 31,
                                                                  2002           2000
                                                               ----------    ------------
Revenues:
Manufacturing revenues.................................          $ 23,975        $ 26,011


Franchise related revenues.............................             5,859           7,715
Retail sales...........................................           206,186          11,997
                                                               ----------    ------------
Total revenues.........................................           236,020          45,723

Cost of sales..........................................           190,530          31,045
General and administrative expenses....................            25,386           6,694
Depreciation and amortization..........................            13,442           2,774
Provision for integration and reorganization costs.....             4,391               -
Noncash charge in connection with realization of assets             2,800               -
                                                               ----------    ------------

Income (loss) from operations..........................             (529)           5,210

Interest expense, net..................................            28,490           1,960
Gain (loss) from sale of investments...................               241           (339)
Permanent impairment in the value of investments.......             5,806               -
                                                               ----------    ------------

Income (loss) before income taxes and minority interest          (34,584)           2,911

Provision (benefit) for income taxes...................               167         (3,100)

Minority interest                                                   1,578               -

Net (loss) income......................................          (36,329)           6,011

Dividends and accretion on preferred stock.............            18,480           2,128
                                                               ----------    ------------
Net (loss) income available to common stockholders.....        ($ 54,809)         $ 3,883
                                                               ==========    ============

Net (loss) income per common share - Basic:............           ($3.24)           $0.32
                                                               ==========    ============

Net (loss) income per common share - Diluted:..........           ($3.24)           $0.29
                                                               ==========    ============

Weighted average number of common shares outstanding...        16,923,168      12,074,356
Basic..........                                                ==========    ============

Diluted..............                                          16,923,168      13,374,975
                                                               ==========    ============

                                     -more-







             The following unaudited pro forma financial data for the years ended January 1, 2002 and December 31, 2000, gives effect to the Einstein Acquisition as if it had occurred as of the beginning of each period reported. All of the following unaudited pro forma financial data gives effect to purchase accounting adjustments necessary to complete the acquisition. These pro forma results have been prepared for the purpose of supplementary analysis only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place as of the beginning of each period reported, and may not be indicative of future operating results.


                                                               January 1,    December 31,
                                                                  2002           2000
                                                               ----------    ------------
                                                             (AMOUNTS IN THOUSANDS, UNLESS
                                                                   OTHERWISE INDICATED
Revenues:

Einstein                                                          365,619         375,703

New World                                                          40,003          45,723
                                                               ----------    ------------
Total Revenues                                                    405,622         421,426


Cost of sales                                                     334,676         347,326

General and administrative expenses                                39,252          38,423
                                                               ----------    ------------
EBITDA                                                             31,694          35,677

OTHER INFORMATION:

Number of Operating Days included in fiscal period:

Einstein                                                              365             374

New World                                                             367             372

STORE COUNTS:

EINSTEIN AND NOAH BRANDS:

Company-operated stores:

Store count - beginning of period                                     458             539

Opened during the period                                                3               3

Closed during the period                                               (8)            (84)
                                                               ----------    ------------
Store count - end of period                                           453             458
                                                               ==========    ============

Licensed stores:

Store count - beginning of period                                       5               2

Opened during the period                                                4               3

Closed during the period                                                -               -
                                                               ----------    ------------
Store count - end of period                                             9               5
                                                               ==========    ============


NEW WORLD BRANDS:

Company-operated stores:

Store count - beginning of period                                      44              14

Opened during the period                                               -               30

Closed during the period                                              (14)             -
                                                               ----------    ------------
Store count - end of period                                            30              44
                                                               ==========    ============

Franchised stores:

Store count - beginning of period                                     307             363

Opened during the period                                               18              10

Closed during the period                                              (47)            (66)
                                                               ----------    ------------
Store count - end of period                                           278             307
                                                               ==========    ============